EXHIBIT 10.37c

THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (the “Third Amendment”) is made the 4th day of August, 2008, between The United Illuminating Company, a Connecticut Corporation (the “Company”) and Anthony J. Vallillo (the “Executive”).

WHEREAS, the Company previously entered into an amended and restated employment Agreement with the Executive dated as of January 26, 2004, a First Amendment thereto, dated November 18, 2004, and a second Amendment thereto, dated November 28, 2005, (collectively, the “Employment Agreement”); and

WHEREAS, in light of changes to the law concerning severance and deferred compensation, including Internal Revenue Code Section 409A and related Treasury Regulations, the Company and the Executive wish to amend the Agreement by this Third Amendment to clarify certain provisions in the event the Executive’s employment is involuntarily terminated, and to make other minor, clarifying revisions to the Agreement,

NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:

1.           The third sentence of Section (1)(b) of the Agreement is deleted.

2.           The second sentence of Section (2)(c) of the Agreement is revised to read as follows:

In the event that the Executive’s employment is not so continued, the Executive may be eligible for benefits on account of a Constructive Termination in accordance with the terms of the UIL CIC Plan II.

3.           The third paragraph of Section (4)(b) of the Agreement is revised to read as follows:

The Executive’s “Stub-Period Incentive Compensation” shall mean the annual short-term incentive compensation being earned in the year in which the Executive terminates employment, pro-rated for the year in which he terminates service, and shall be equal to that short-term annual incentive compensation payment to which the Executive would be entitled, if any, under the terms of the Company’s executive incentive compensation plan, calculated as if he had been employed by the Company on the last day of the year including his Date of Termination, based on actual performance with respect to the achievement of UIL and Company goals (collectively referred to as “Company goals”), multiplied by a fraction, the numerator of which is the number of days which have elapsed in such year through the Date of Termination and the denominator of which is 365.  UIL shall determine in its discretion the composition of the Executive’s scorecard.  In the event that the ‘gate’, if any, is not achieved with respect to Company goals, then no Stub-Period Incentive Compensation will be paid.  Any Stub-Period Incentive

Compensation payable upon termination of the Executive shall be paid in accordance with Section (6)(e) of this Agreement.

4.           Section (4)(g) of the Agreement is hereby revised in its entirety to provide as follows:

(g)  Supplemental Executive Retirement Benefit.

(i) Benefit Formula.  Upon the Executive’s Separation from Service (as defined for purposes of The Supplemental Executive Retirement Plan of the United Illuminating Company) other than for Cause (as defined in Section 5(b) of this Agreement), a supplemental retirement benefit shall be payable in accordance with the provisions of this Section (4)(g).  The annual supplemental retirement benefit, expressed in the form of a single life annuity beginning at the Executive’s Normal Retirement Date as defined in The United Illuminating Company Pension Plan (the “UI Pension Plan”), shall be the excess, if any, of (A) less (B), where (A) is 2.0% (.02) of the Executive’s highest three-year average Total Compensation times his number of years of service as an employee of the Company (including any deemed service credited under this Agreement or the CIC Plan II) at termination (not to exceed thirty years), and (B) is the benefit payable under the Company’s Pension Plan, where (A) and (B) are both expressed as a single life annuity commencing as of the Executive’s Normal Retirement Date.  For purposes of this Section, Total Compensation shall mean the Executive’s Base Salary, and any amount paid to the Executive as short-term incentive compensation pursuant to the Company’s annual executive incentive compensation plan. With the exception of the lump sum methodology noted below (i.e., the present value of an immediate annuity), the benefits payable under this Section (4)(g) shall be calculated using the same definitions of actuarial equivalence, and the same early retirement reduction factors that are specified in the Pension Plan in the event that the Executive becomes entitled to payment of the supplemental retirement benefit prior to what would have been his Normal Retirement Date, except that, in the event that the Executive is credited with deemed years of service, the reductions shall be based on the Executive’s service deemed as an employee of the Company.

(ii) Time and Form of Payment for Pre-2005 Accruals.  Distribution of the supplemental retirement benefit as accrued through December 31, 2004 shall be made in a single lump sum in the month of January following the Executive’s Separation from Service, but in no event earlier than the first business day of the month following the date that is six months after the date of the Executive’s Separation from Service (or, if earlier, the first business day of the month following the Executive’s date of death).  The pre-2005 accrual shall be the actuarially equivalent present value of the supplemental retirement benefit to which the Executive would be entitled under this Section (4)(g) if the Executive had voluntarily terminated service as of December 31, 2004 and received an actuarially equivalent lump sum equal to the present value of the immediate life annuity payable upon his termination of service.  Early retirement subsidies to which the Executive would not in fact be entitled as of December 31, 2004 because the Executive had not attained sufficient service shall not be included in determining the pre-2005 accrued benefit.

(iii) Time and Form of Payment for Post-2004 Accruals.  Distribution of those portions of the supplemental retirement benefit that accrue after December 31, 2004 shall be in accordance with the terms of The Supplemental Executive Retirement Plan of the United Illuminating Company, Non-Grandfathered Benefit Provisions (“UI SERP, Non-Grandfathered Benefits”) except that any lump sum shall be calculated as the present value of an immediate life annuity and prior to the beginning of any calendar year the Executive may elect the form of payment for the portion of the supplemental retirement benefit that may accrue in that calendar year from among the forms of benefit then available under the UI SERP, Non-Grandfathered Benefits.  Any such election shall apply for all subsequent calendar years unless a new, timely election is made prior to the beginning of a subsequent calendar year.  As of the date hereof, the Executive has elected to have accruals for calendar year 2005 paid in a single lump sum and accruals thereafter paid in the form of a modified joint and 50% survivor annuity which is actuarially reduced so that if the joint annuitant predeceases the Executive after the benefit has commenced, the monthly benefit will be adjusted to the monthly amount of a single life annuity form of benefit payment.

(iv)  Death of Executive.  Notwithstanding the foregoing, if the Executive has a Separation from Service on account of death, the pre-retirement death benefit provisions of the Pension Plan shall apply to the supplemental retirement benefit payable pursuant to this Section (4)(g).  If the Executive should die following his Separation from Service date, death benefits, if any, shall be payable to the Executive’s spouse or other beneficiary in accordance with the form of payment in effect at the time of the Participant’s death, provided, however, that any lump sum form of payment that has been elected but not yet paid to the Executive as of the Executive’s date of death will be paid to the Executive’s beneficiary at the same time and in the same amount as it would have been paid to the Executive had the Executive not died between the Executive’s Separation from Service date and the payment date of the lump sum benefit.

(v)  Administrative Matters.  Except to the extent otherwise expressly provided for in this Section (4)(g), administration of this benefit shall be in accordance with the provisions of the UI SERP, Non-Grandfathered Benefits.  All payments under this Section (4)(g) are conditioned upon the Executive executing the release provided for in Section (6)(f).

5.           Section (5)(d) of the Agreement is hereby revised in its entirety to provide as follows:

(d)  Termination by Executive.

(i)  If the Executive is not in default of any of the Executive’s obligations under Section (2), (10), (11) or (12) hereof, the Executive may terminate employment hereunder on account of a Constructive Termination in accordance with this Section (5)(d)(i).  For purposes of this Agreement, a Constructive Termination means:

(1)  a Separation from Service (as defined for purposes of the UIL CIC Plan II) within ninety (90) days of the initial occurrence of one of the following events arising without the consent of the Participant (a “Constructive Termination Event”):

(A) A material diminution in the Participant’s annual base salary rate, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the Company or of the Executive’s business unit;

(B) Except as provided in Section (2)(b), a material diminution in the Participant’s authority, duties, or responsibilities, including the assignment of duties materially inconsistent in any adverse respect with such Participant’s position, duties, responsibilities and status with the Company immediately prior thereto, or diminishment in such Participant’s management responsibilities, duties or powers as in effect immediately prior thereto, or the removal from or failure to re-elect such Participant to any such position or office;

(C) A requirement that the Executive relocate his principal place of employment by more than fifty (50) miles from the Company’s current executive offices in New Haven, Connecticut; or

(D) Any other action or inaction that constitutes a material breach by the Company of the Agreement, including (1) a failure to include the Executive in the management salary compensation programs then in effect on substantially the same terms and conditions as that applicable to the other officers or similarly situated executives of the Company; (2) a failure to continue the Executive’s participation in the material benefit plans of the Company on substantially the same basis, both in terms of the amount of benefits provided (other than due to the Company’s stock price performance, provided such performance is a relevant criterion in determining the amount of benefits) and the level of the Executive’s participation relative to other officers or similarly situated executives of such Company, as that in effect immediately prior thereto; or (3) a failure to renew the Executive’s Employment Agreement at the time such Agreement expires, provided that the Executive was willing and able to execute a new Agreement providing terms and conditions substantially similar to those in the expiring Agreement and to continue working for the Company; and

(2)  The Executive has given notice to the UIL Board stating that in the Executive’s opinion at least one of the Constructive Termination Events has occurred and setting forth in reasonable detail the relevant facts, and such notice was given within thirty-one (31) days of the occurrence of the Constructive Termination Event; and

(3)  The Company shall fail to remedy or otherwise cure the situation within thirty-one (31) days after receipt of the notice.

(ii)  Breach by the Company, during Change of Control Protective Period.  If the Executive is not in default of any of the Executive’s obligations under Section (2), (10), (11) or (12) hereof, the Executive may terminate employment hereunder on account of a Constructive Termination in accordance with the UIL CIC Plan II.

(iii)  In the absence of Breach by the Company.  If the Executive is not in default of any of the Executive’s obligations under Section (2), (10), (11) or (12) hereof, the Executive may terminate employment in the absence of a Breach by the Company, effective upon at least ninety (90) days prior written notice.

6.           The initial paragraph of Section (6)(c) of the Agreement is hereby revised in its entirety to provide as follows:

(c)  Upon Termination Without Cause or a Constructive Termination prior to a Change in Control.  If the Company terminates the Executive’s employment hereunder without Cause or if the Executive terminates the Executive’s employment hereunder on account of a Constructive Termination, and in either case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and is not upon a Change in Control or within the Change in Control Protective Period, the Company shall pay or provide (as applicable) to the Executive, the following:

7.           Subsection (6)(c)(v) is hereby revised in its entirety to provide as follows:

(v)  Benefits under the Company’s healthcare plans during the COBRA continuation period on the same terms as are then available to active employees of the Company.

8.           Subsection (6)(d) of the Agreement is hereby revised in its entirety to provide as follows:

(d)  Separation from Service.  Notwithstanding anything herein to the contrary, no compensation constituting severance or deferred compensation shall be paid under this Agreement upon a termination of employment or termination of service unless such termination of employment or termination of service constitutes a Separation from Service as defined in the UIL CIC Plan II.

9.           Subsection 6(e) is hereby revised in its entirety to provide as follows:

(e)  Timing of Payment.  Any cash amount that is due and owing to the Executive upon a termination of service pursuant to Section (6) or Section (7) (other than pursuant to the UIL CIC Plan II) will be paid on the thirtieth (30th) day following the Executive’s Separation from Service and in no event may the Executive designate the timing or year of payment.  Notwithstanding the foregoing, however, (i) any Stub-Period Incentive Compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation and that portion of any severance payment that is based on such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such incentive compensation relates; (ii) any long-term incentive compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such compensation relates; and (iii) any qualified or non-qualified deferred compensation payable pursuant to the terms of a plan of the Company shall be paid in accordance with the terms of the applicable plan.

10.           The first paragraph of Section (7)(a) of the Agreement is hereby revised to read in its entirety as follows:

(7)           CHANGE IN CONTROL

(a)  If on, or within twenty-four (24) months following, a Change in Control, the Company (or its successor or other entity employing the Executive following such Change in Control) either terminates the Executive’s employment hereunder without Cause or fails to renew this Agreement on substantially identical terms, or if the Executive terminates the Executive’s employment on account of a Constructive Termination (as defined in the UIL CIC Plan II), and in any such case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n), then the Executive shall be entitled to the following:

11.           Subsection (7)(a)(iv) of the Employment Agreement is hereby revised to read in its entirety as follows:

(iv) those payments, and benefits, if any, to which the Executive is entitled by reason of having been designated a Participant in the UIL CIC Plan II.  The severance payments, pension supplements and other benefit provisions under the UIL CIC Plan II shall be controlling and shall supplant the payments and benefits to which the Executive would be otherwise be entitled under Section (6)(c)(iv) and (v) of this Agreement; expressly provided, however, that if the severance benefit provided for in Section (6)(c)(iv), taking into account Section (11)(b) of this Agreement, exceeds the value of the analogous severance benefit provided under the UIL CIC Plan II, then the amount of the severance benefit paid under the UIL CIC Plan II shall be determined as provided in Section (6)(c)(iv), taking into account Section (11)(b) of this Agreement.

12.           Section (9) of the Agreement is hereby revised in its entirety to provide as follows:

(9)           GROSS UP FOR EXCISE TAX

Notwithstanding anything to the contrary in the UIL CIC Plan II, and conditioned upon the Executive providing the release called for in Section (6)(f) and complying with the confidentiality and non-compete provisions of this Agreement, in the event that it shall be determined that any payment made and benefits provided by the Company or UIL to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the UIL CIC Plan II or otherwise, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code subject to an excise tax under Code Section 4999 (or any successor provisions) (the “Excise Tax”), the Executive shall be paid an additional amount (the “Gross-Up Payment”) which shall be calculated as the amount needed to reimburse the Executive for the Excise Tax and the additional excise, income and employment taxes imposed on the Executive due to the Company’s payment of the Excise Tax, so that the net amount retained by the Executive after deduction of any Excise Tax, and any federal, state or local income and employment tax (including any Excise Tax imposed upon the Gross-Up Payment itself), shall be equal to the total amount of all payments and benefits to which the Executive would be entitled absent the Excise Tax, but net of all applicable federal, state and local taxes.  Unless otherwise agreed to by the Executive, the calculation and administration of the Gross-Up Payment shall be in accordance with the terms of the UIL CIC Plan II as in effect on August 4, 2008, and applicable Treasury regulations.

13.           Section (11)(b) of the Employment Agreement, as amended by the First Amendment hereto, is hereby revised to read in its entirety:

(b)  The Executive acknowledges and agrees that, of the total payments and benefits to which he would be entitled under Section (6)(c) (termination of the Executive without Cause) of this Agreement, an amount equal to one (1) times his Target Total Remuneration (or, if less, the lump sum severance amount that would be payable to the Executive under Section (6)(c) absent this adjustment) shall be deemed to be on account of, and paid as consideration for, the covenant not to compete provided in this Section.  The Executive acknowledges and agrees that the amount attributable to this covenant shall be paid out in twelve (12) equal, fixed monthly installments beginning with the month following the month in which the Executive’s Separation from Service occurs, and that such amount shall be deducted from, and not be in addition to, the amounts otherwise payable under Section (6)(c) of this Agreement.

In the event that benefits shall become payable under the UIL CIC Plan II rather than this Agreement, in addition to such amounts as may become payable under the UIL CIC Plan II on account of an Involuntary Separation from Service, an amount equal to one (1) times the Executive’s Target Total Remuneration (or, if less, the lump sum severance amount that would be payable to the Executive under the UIL CIC Plan II absent the deduction equal to Target Total Remuneration) shall be deemed to be on account of, and paid as consideration for, the covenant not to compete provided in this Section, and shall be paid ratably over the twelve (12) month period hereinbefore provided.

Target Total Remuneration shall be defined as the sum of the following components of the Executive’s remuneration as most recently approved by the Compensation and Executive Development Committee of the Board prior to the date of the Executive’s termination: (1) Base Salary, (2) target annual short-term incentive award, and (3) target long-term incentive award.

In the event that the Company determines that this covenant has been violated, no further payments shall be made under this Section, the Executive shall be obligated immediately to repay any amounts paid hereunder, and the Company shall have all of the rights and remedies provided under Section (13) of this Agreement.  Payments hereunder shall be subject to the rabbi trust deposit requirements of Section (8).

In the event any payments are made in accordance with this Section (11)(b), payments shall be made in equal, fixed monthly installments beginning with the month following the month in which the Executive’s Separation from Service occurs.  Notwithstanding the foregoing, if the value of the payments to be made in accordance with this Section (11)(b) exceeds two times the lesser of the Executive’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case determined in accordance with Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), the excess shall be not be paid prior to the first business day of the month following the date that is six months after the Executive’s Separation from Service date, at which time that portion of the excess amount that would have otherwise been paid in the preceding six months shall be paid in a single lump sum.  No interest or earnings shall be paid on the excess amount for which payment is delayed.  In no event may the Executive designate the timing or year of any payment made pursuant to this Section (11)(b) or accelerate or delay any such payment, nor shall any such payment be made later than the last day of the second taxable year of the Executive following the taxable year in which occurs the Executive’s separation from service.  In the event of the Executive’s death, amounts otherwise payable hereunder shall be paid to the Executive’s estate.

14.           Section (13)(c) of the Agreement is hereby revised in its entirety to provide as follows:

(c)  Successors; Binding Agreement; Assignment.

(i)  The Company will require the acquirer of all or substantially all of the business or assets of the Company (whether directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Section, the term the “Company” shall include The United Illuminating Company, UIL Holdings Corporation, and any successor to, or acquirer of, the business or assets of the Company that executes and delivers the agreement provided for in this Section (13)(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  Any attempted assignment of this Agreement by the Executive shall be void and of no force and effect.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.           New Subsection (13)(j) is hereby added to the Agreement to provide as follows:

(j)  Code Section 409A Compliance.  The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A.  It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as to not subject the Executive to payment of interest or any additional tax under Section 409A.  In furtherance thereof, if payment or provision of any amount or benefit hereunder (including any transfer to a “rabbi” trust or similar funding entity) that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section (13)(j)) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any related employer treated with the Company as the service recipient for purposes of Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Executive on account of a Separation from Service (as defined under the UIL CIC Plan II) at a time when the Executive is a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Executive prior to the date that is six (6) months after the Separation from Service.  In the event this restriction applies, the deferred compensation that the Executive would have otherwise been entitled to during the restriction period will be accumulated and paid (without adjustment for the delay in payment) on the first business day of the seventh month following the date of the Executive’s Separation from Service.

The parties hereto intend that the Agreement, as amended, be consistent with IRS Notice 2007-78, IRS Notice 2007-86 and other Code Section 409A transition relief, and it shall be interpreted accordingly.

All of the other terms and conditions of the Employment Agreement shall remain in full force and effect.

                              THE UNITED ILLUMINATING COMPANY

Attest:	By /s/ James P. Torgerson
/s/ Angel Bruno	James P. Torgerson
UIL Holdings Corporation, President and
Chief Financial Officer
The United Illuminating Company
Chief Executive Officer

/s/ Anthony J. Vallillo
Anthony J. Vallillo